Exhibit 99.1

PRESS RELEASE

Investor Contacts:
Kelly Loeffler, VP, Investor Relations & Corp. Communications
IntercontinentalExchange
770-857-4726
kelly.loeffler@theice.com

Sarah Stashak, Director, Investor & Public Relations
IntercontinentalExchange
770-857-0340
sarah.stashak@theice.com

ICE Announces Addition to its Board of Directors

ATLANTA, GA (October 1, 2009) – IntercontinentalExchange® (NYSE: ICE), a leading operator of regulated global futures exchanges, clearing houses and over-the-counter (OTC) markets, today announced that Sir Callum McCarthy has joined the IntercontinentalExchange Board of Directors, effective today. Sir Callum’s appointment fills a vacant seat on the Board of Directors.

Sir Callum served as Chairman of the Financial Services Authority (FSA), which is the United Kingdom’s financial regulator, from 2003 to 2008.  Prior to his service at the FSA, Sir Callum was Chairman and Chief Executive Officer of Britain’s Office of the Gas and Electricity Markets, or Ofgem. From 1996 to 1998, Sir Callum served as Chief Executive Officer of Barclays Bank, North America, and from 1993 to 1996, as Chief Executive Officer of Barclays Bank, Japan.

Said Jeffrey C. Sprecher, ICE’s Chairman and Chief Executive Officer: “We are very pleased to welcome Sir Callum as a member of the ICE Board of Directors. Sir Callum has tremendous managerial experience from banking and energy, to his leadership of the FSA. Our Board and management team look forward to benefitting from his perspectives and expertise.”

About IntercontinentalExchange
IntercontinentalExchange® (NYSE: ICE) operates leading regulated exchanges, trading platforms and clearing houses serving the global markets for agricultural, credit, currency, emissions, energy and equity index markets.  ICE Futures Europe® hosts trade in half of the world’s crude and refined oil futures. ICE Futures U.S.® and ICE Futures Canada® list agricultural, currency and Russell Index markets. ICE offers trade execution and processing for the credit derivatives markets through Creditex and ICE LinkTM, respectively, and CDS clearing through ICE TrustTM and ICE Clear Europe®. A component of the Russell 1000® and S&P 500 indexes, ICE® serves customers in more than 50 countries and is headquartered in Atlanta, with offices in New York, London, Chicago, Winnipeg, Calgary, Houston and Singapore.  www.theice.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 - Statements in this press release regarding IntercontinentalExchange’s business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ICE’s Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors in ICE’s Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC on February 11, 2009.